Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                      650 Page Mill Road
               Palo Alto, California 94304-1050
          Telephone 415-493-9300 Facsimile 415-493-6811
                         WWW.WSGR.COM




August 21, 1997


LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, CA 95035

    Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 22, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 691,460 shares of your Common Stock reserved for issuance under the Mint Technology, Inc. 1996 Incentive Stock Plan; 500,000 shares of your Common Stock reserved for issuance under the Employee Stock Purchase Plan Amended; and 3,000,000 shares of your Common Stock reserved for issuance under the 1991 Equity Incentive Plan Amended and Restated (collectively, the "Shares") (collectively, the "Plans"). As legal counsel for LSI Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                      Very truly yours,

                                      WILSON, SONSINI, GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati